Exhibit 99.1

Innovus Pharma Signs License Agreement with
Orimed Pharma for Zestra®, EjectDelay™, Sensum+™
and Zestra Glide® in Canada
Innovus Eligible to Receive up to $94.5 Million CAD in Upfront and
Sales Milestone Payments plus Double-Digit Tiered Royalties

San Diego, Calif., September 22, 2014  –  Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today it has entered into a license agreement with Orimed Pharma (“Orimed”), an affiliate of JAMP Pharma, under which Innovus Pharma granted to Orimed an exclusive license to market and sell Innovus Pharma’s  topical  treatment for Female Sexual Desire Disorder(“FSDD”), Zestra®, its topical treatment for premature ejaculation, EjectDelay™, its product Sensum+™ (previously called CIRCUMSerum™) to increase penile sensitivity and its high viscosity water based lubricant, Zestra Glide® in Canada. Under the agreement, Innovus will receive an upfront payment and is eligible to receive up to approximately $94.5 million Canadian dollars upon and subject to the achievement of sales milestones based on cumulative gross sales in Canada by Orimed plus certain double-digit tiered royalties based on Orimed’s cumulative net sales in Canada.

Zestra® is already available on the Canadian market and the product license for EjectDelay™ for treating premature ejaculation was approved in late December 2013 by Health Canada. Innovus Pharma is in the process of obtaining regulatory approval for Sensum+™ and Zestra Glide® in Canada.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are very excited about this major Canadian collaboration with Orimed and we look forward to expanding the reach of our products in Canada.  This is an important milestone in our strategy to find international partners with expert sales forces that will promote and detail our product to the specialty physicians treating our target patient populations, namely gynecologists and urologists. This partnership, the third partnership the Company has announced, is yet another milestone in the Company’s execution of its international growth strategy to make our products commercially available in a minimum of 40 countries by the end of 2015. "

"We are pleased to add Innovus’ products to our growing portfolio and look forward to offer alternatives to address unmet needs of patients in Canada" said Mr. Louis Pilon, President & CEO of Orimed Pharma.”

About Zestra® and FSI/AD

Zestra® is a patented blend of natural oils clinically-proven in double-blind placebo-controlled clinical trials in close to 300 women to increase in a statistically significant manner the arousal, desire and sexual satisfaction in FSI/AD women. Zestra® is the first NHP product to receive approval for the indication of FSDD and the Company filed for label expansion to FSI/AD in Canada. To date, no product has been approved in Canada to treat FSI/AD, a persistent or recurring inability to attain or maintain adequate sexual excitement until the completion of a sexual activity. The diagnosis can also refer to an inadequate lubrication-swelling response normally present during arousal and sexual activity causing personal distress. Published papers on the FSI/AD market size, estimate it to be equal or larger than the market for erectile dysfunction in males. For more information visit www.zestra.com.

About EjectDelay™ and Premature Ejaculation

EjectDelay™ is an over-the-counter (“OTC”) U.S. Food and Drug Administration and Health Canada compliant proprietary topical treatment containing the drug benzocaine and indicated for delay of premature ejaculation.  The drug typically works within minutes of application to the glans of the penis. In clinical trials, the application of benzocaine has been shown to delay premature ejaculation by several minutes.  For more information visit www.ejectdelay.com.

Premature ejaculation (“PE”) is the most common sexual dysfunction reported by men but is still under-diagnosed and under-treated.  PE can happen at any age and its prevalence is consistent across all ages.  In an article in The Journal of Sexual Medicine in 2007 Sex Med 2007, D.L. Patrick, D. Rowland and M. Rothman state, “Global studies consistently report that 20-30% of men experience PE worldwide.  This means that PE is experienced at similar rates across the globe.”

About Sensum+™ and Reduced Penile Sensitivity

Sensum+™ is a proprietary daily-use topical cream specifically designed to increase penile sensitivity. Sensum+™ is a blend of essential botanical oils and other FDA-GRAS (generally recognized as safe) ingredients and is intended to be part of a man’s daily grooming regimen. Sensum+™ works by making the skin more sensitive with the continuous use of the product and it is packaged in a proprietary 10ml airless metered dosing pen for ease and accuracy of dosing, and in single use packets.   For more information visit www.sensumplus.com.

Reduced Penile Sensitivity (“RPS”) results from a gradual loss of penile sensitivity over time.  As a man ages, the dulling effect can increase.  RPS can happen at any age and its prevalence is consistent across all ages. RPS results from many causes, including diabetes, ilioinguinal nerve entrapment resulting in 20% of all hernia surgeries a year, circumcision, multiple sclerosis patients, and 2% of patients using anti-depressant medication.

About JAMP Pharma Corporation and Orimed

Orimed Pharma is a private Canadian company and an affiliate of JAMP Pharma based in Montreal, Canada. JAMP Pharma was established in 1988 and has been under the leadership of Louis Pilon since 2006. JAMP Pharma is the 4th largest Canadian pharmaceutical company in terms of the number of marketed molecules and employs more than 100 people in Canada. Orimed is the OTC medical division of JAMP Pharma and features a team with an extensive history and expertise in the pharmaceutical market. The company’s focus is to bring solutions for doctors and their patients in specialized therapeutic fields where the patients’ needs are not being met.

For more information, go to www.jamppharma.com.

About Innovus Pharmaceuticals, Inc.

Innovus Pharmaceuticals, Inc. (OTCQB:INNV), located in San Diego, California, is an emerging pharmaceuticals company that delivers safe, innovative and effective non-prescription over-the counter medicine and consumer care products to improve men and women’s health and vitality. Our products are marketed in the United States and Canada via retailers and on the web. The Company also details its products to urologists, gynecologists and sex therapists either directly in the United States or through commercial partners, ex-US.  For more information, go to www.innovuspharma.com.

Innovus Pharma’s Forward-Looking Safe Harbor Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether Orimed will continue to successfully market and sell our products in Canada and whether Innovus Pharma will receive milestone payments and royalty payments from such sales at the cumulative levels described herein or in the License Agreement with Orimed.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Kevin Holmes
Chesapeake Group
info@chesapeakegp.com
T: 410-825-3930